Exhibit 10.3
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.
CONSENT TO ASSIGNMENT AND ACKNOWLEDGMENT
This CONSENT TO ASSIGNMENT AND ACKNOWLEDGMENT (this “Consent”) is entered into as of August 27, 2026, by SAULSBURY INDUSTRIES, INC., a Texas corporation (“Saulsbury”), and acknowledged and agreed by EMPOWER USA, LLC, a Texas limited liability company (“EMPower”), and NET POWER, LLC, a Delaware limited liability company (“Net Power”). Net Power may designate a wholly-owned direct or indirect subsidiary of Net Power as the assignee under the Assignment Agreement, in which case references in this Consent to Net Power as Owner from and after the Closing Date shall be deemed to refer to such designated assignee.
WHEREAS, EMPower, as “Owner,” and Saulsbury, as “Contractor,” are parties to that certain Engineering, Procurement and Construction Agreement dated December 15, 2025, as amended by the First Amendment to EPC Agreement dated March 6, 2026, the Second Amendment to EPC Agreement dated May 13, 2026, and the Third Amendment to EPC Agreement dated June 30, 2026, and as further amended, modified or supplemented from time to time (the “EPC Agreement”);
WHEREAS, pursuant to an Assignment and Assumption Agreement dated as of August 27, 2026 (the “Assignment Agreement”), EMPower will assign to Net Power all of EMPower’s right, title and interest in and to the EPC Agreement and Net Power will assume the obligations of Owner thereunder arising from and after the Closing Date (the “Assignment”);
WHEREAS, Section 16.6 of the EPC Agreement requires Saulsbury’s written consent to the Assignment and provides that, when duly assigned, the EPC Agreement will be binding upon and inure to the benefit of the assignee; and
WHEREAS, Saulsbury and Wärtsilä North America, Inc. (“Wärtsilä”) are parties to an Equipment Supply Contract, as amended (the “EEQ Agreement”), which is incorporated into the EPC Agreement as Attachment M and under which, together with Section 4.6 of the EPC Agreement, EMPower is currently designated as “Owner” for purposes of certain flow-down benefits, notices, warranties and step-in rights;
WHEREAS, Saulsbury will remain the engineering, procurement and construction contractor under the EPC Agreement and will remain “Buyer” under the EEQ Agreement, in each case unchanged by the Assignment, and only EMPower’s role as “Owner” under the EPC Agreement is being assigned;
WHEREAS, in connection with the Assignment, the Project will be relocated to Net Power’s project site located at South Curtis Ranch in Martin County, Texas (the “Replacement Site”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
CONSENT TO ASSIGNMENT
1.1    Consent and Substitution of Owner
Saulsbury hereby irrevocably consents to the Assignment and to the substitution of Net Power for EMPower as “Owner” under the EPC Agreement, effective as of the closing of the Assignment (the “Closing Date”). The Assignment shall constitute a permitted assignment for purposes of Section 16.6 of the EPC Agreement. No further consent, approval or action of Saulsbury is required under Section 16.6.A, or otherwise under the EPC Agreement, to render the Assignment effective, and this Consent, together with the Assignment Agreement, satisfies all conditions under the EPC Agreement applicable to the assignment of EMPower’s interest therein.
From and after the Closing Date: (a) Net Power shall be the “Owner” for all purposes under the EPC Agreement; (b) all rights, benefits, remedies, warranties, guarantees, indemnities and other entitlements of Owner under the EPC Agreement shall accrue to and be exercisable by Net Power; and (c) all obligations of Owner required to be performed from and after the Closing Date shall be performed by Net Power. The foregoing applies except with respect to rights and obligations that, by the express terms of the Assignment Agreement, remain with EMPower as Excluded Liabilities or Excluded Assets (as such terms are defined therein); provided that no Excluded Liability or Excluded Asset shall include, defer, reduce or excuse any obligation of Owner to pay Saulsbury for Work performed or costs incurred under the EPC Agreement. The EPC Agreement shall be binding upon and inure to the benefit of Net Power and its permitted successors and assigns.
Nothing in this Consent shall cause Net Power to assume any liability or obligation arising out of facts or circumstances occurring prior to the Closing Date except to the extent expressly assumed by Net Power under the Assignment Agreement. Net Power has delivered prior to the date of this Consent a copy of the Assignment Agreement identifying the liabilities assumed by Net Power and those retained by EMPower together with any schedule of Excluded Liabilities and Excluded Assets. Nothing in this Consent releases EMPower from, or limits Saulsbury’s recourse to EMPower in respect of, any obligation or liability arising under the EPC Agreement prior to the Closing Date, except as expressly provided in Section 1.5.
1.2    No Adverse Effect of Transaction
Saulsbury acknowledges and agrees that the Assignment, the substitution of Net Power as Owner and the relocation of the Project to the Replacement Site shall not, in and of themselves: (a) constitute a Default or breach under the EPC Agreement; (b) give rise to any termination or suspension right; (c) impair, reduce or release any right, remedy, warranty, guarantee or protection available to Owner under the EPC Agreement; or (d) entitle Saulsbury to any consent fee, adjustment to the Compensation (except pursuant to the Change Order contemplated by Section 2.4, subject to Section 2.5), or additional security or credit support (except as provided in Section 1.4 and Section 3.2).
1.3    EEQ Agreement Rights
From and after the Closing Date, Net Power shall succeed to all rights and benefits of Owner under Section 4.6 of the EPC Agreement relating to the EEQ Agreement, including the applicable flow-down, enforcement, step-in, consent, notice and warranty rights. Saulsbury shall take such commercially reasonable actions as are necessary to give effect to such rights, including using commercially reasonable efforts to obtain, on or prior to the Closing Date, the acknowledgment of Wärtsilä in the form separately agreed among Net Power, Saulsbury and Wärtsilä (the “Wärtsilä Acknowledgment”). Subject to the terms and conditions of the EEQ Agreement, Owner is entitled to enforce the performance guarantees, make-good obligations and warranties of the Main Subcontractor directly, whether by third-party beneficiary right, assignment of claims or direct agreement.
1.4    Future Assignments; Financing Parties
Saulsbury consents to the assignment by Net Power of the EPC Agreement, in whole or in part, to (a) any affiliate of Net Power, (b) any entity formed to own, develop, hold or finance the Project or any interest therein in which Net Power or any of its affiliates holds a direct or indirect equity interest, (c) any lender, agent or other party providing debt or equity financing in respect of the Project, or any designee of such party, whether as collateral security or upon enforcement, and (d) any purchaser of electric capacity or energy from the Project, or an affiliate or designee of such purchaser, in each case upon written notice to Saulsbury and the assuming party’s written assumption of the obligations of Owner arising from and after such assignment, subject to Saulsbury’s written consent, which shall not be unreasonably withheld, provided that, in the case of an assignment under clause (a), (b) or (d), either (i) the assignee, or a guarantor of the assignee’s obligations under the EPC Agreement, satisfies the Owner Credit Standard or (ii) the assignment is accompanied by credit support in favor of Saulsbury at least equivalent to that in effect immediately prior to such assignment. An assignment under clause (c) by way of collateral security only, and prior to enforcement, does not require satisfaction of the foregoing proviso, and any person acquiring the position of Owner upon enforcement shall satisfy that proviso at the time it does so. “Owner Credit Standard” means, in respect of any assignee, that (i) the assignee, or a guarantor of the assignee’s obligations under the EPC Agreement, has a tangible net worth of not less than $200,000,000, determined in accordance with generally accepted accounting principles as of its most recently ended fiscal quarter, or (ii) credit support is provided in favor of Saulsbury in an amount not less than the Compensation reasonably projected to become due during the succeeding six (6) months. The foregoing proviso does not apply to (x) the designation by Net Power of a wholly-owned direct or indirect subsidiary as the assignee under the Assignment Agreement, where Net Power remains liable for the performance of that assignee, or (y) an assignment under clause (d) where the assignee, or a guarantor of the assignee’s obligations, has a tangible net worth of not less than $250,000,000. The foregoing proviso does not apply to, and no consent of Saulsbury is required for, an assignment of the EPC Agreement to a person that has entered into an agreement with Net Power or any of its affiliates providing for the funding or reimbursement of costs of the Project in anticipation of the purchase of electric capacity or energy from the Project, or to an affiliate or designee of such person, in each case upon written notice to Saulsbury and the assuming party’s written assumption of the obligations of Owner arising from and after such assignment. The Owner Credit Standard shall be satisfied by a tangible net worth test or by the provision of credit support, and shall not require a long-term debt rating from a rating agency. No consent of Saulsbury is required for an assignment under clause (c) by way of collateral security prior to enforcement, and Saulsbury’s consent under this Section 1.4 shall in all cases be given or withheld within ten (10) Business Days of request, failing which it is deemed given. Upon reasonable request, Saulsbury shall execute a consent to assignment, estoppel certificate or similar instrument in favor of any such financing party or purchaser, in form substantially consistent with this Consent.
1.5    Release of EMPower; No Predecessor Default
Effective as of the Closing Date, and subject to Net Power’s assumption under the Assignment Agreement of the obligations of Owner arising from and after the Closing Date, Saulsbury releases and discharges EMPower from all obligations and liabilities arising under the EPC Agreement from and after the Closing Date. This release does not apply to, and Saulsbury reserves its rights with respect to, any obligation, liability, default or claim arising under the EPC Agreement prior to the Closing Date, subject to Section 2.2. Saulsbury shall not exercise any right of termination, suspension or set-off against Net Power, or decline to perform for Net Power, on account of any default, breach or non-payment of EMPower arising prior to the Closing Date.
1.6    EEQ Agreement Unaffected
Saulsbury confirms that it will remain “Buyer” under the EEQ Agreement, that its contractual relationship with Wärtsilä thereunder is unchanged by the Assignment, and that the EEQ Agreement remains in full force and effect in accordance with its terms. The foregoing is subject to Section 2.11.

ARTICLE II
SAULSBURY CONFIRMATIONS
2.1    Pre-Closing Suspension Amounts
All amounts payable or claimed by Saulsbury, or passed through by Saulsbury in respect of amounts payable to Wärtsilä under the EEQ Agreement, arising out of or relating to any suspension of the EPC Agreement occurring prior to the Closing Date, including the Notice of Suspension of Work effective July 1, 2026 and all arrears, standby, demobilization, remobilization, storage, preservation and subcontractor charges, shall not exceed (i) $776,000 in respect of amounts passed through by Saulsbury in respect of Wärtsilä, and (ii) $4,229,212.00 in respect of all other amounts, in each case in the aggregate. Saulsbury shall not be required to determine or finalize such amounts as of the Closing Date; the foregoing operates as a ceiling on the amounts that may be claimed, and payment of the amounts actually due and owing, as and when determined and invoiced in accordance with the EPC Agreement, shall fully discharge all such amounts. Amounts payable under this Section shall be invoiced with documentation reasonably sufficient to substantiate each amount, which Owner may review on an open-book basis, and any amount disputed by Owner in good faith may be paid into escrow pending resolution under Article 14 of the EPC Agreement, whereupon Owner's payment obligation in respect of that amount is satisfied for purposes of Sections 2.8 and 2.11. For the avoidance of doubt, Saulsbury shall be entitled to payment in connection with the Notice of Suspension of Work only to the extent expressly permitted under the EPC Agreement and nothing in the foregoing constitutes an acknowledgment, acceptance or admission by Net Power that Saulsbury is entitled to such amounts, and nothing in this Section constitutes a waiver by Saulsbury of any entitlement under the EPC Agreement in respect of that suspension. From and after the Closing Date until delivery of either (i) the Full Notice to Proceed or (ii) a Limited Notice to Proceed authorizing Saulsbury to commence such portions of the Work as are reasonably necessary to eliminate the need for continued standby, preservation and storage of the Equipment, Saulsbury shall continue to preserve and store the Equipment in accordance with the EPC Agreement and manufacturer requirements, and Net Power shall pay Saulsbury a preservation and storage charge of [***] per month, plus Wärtsilä’s insurance premium, prorated for any partial month, which shall not exceed $178,400.00 in the aggregate for that period and is inclusive of all amounts payable by Saulsbury to Wärtsilä under the EEQ Agreement in respect of storage, preservation and standby during that period. Except for that charge, no further suspension, standby, storage, preservation or remobilization charges shall accrue from and after the Closing Date until the earlier of (i) delivery of the Full Notice to Proceed or (ii) delivery of the Limited Notice to Proceed described above. This Section 2.1 applies only if the Closing occurs. Any preservation and storage charge paid by Owner under this Section 2.1 shall be credited against the amount payable to Contractor under Section 2.10. The Work shall resume upon delivery of the Full Notice to Proceed and the applicable Mobilization Payment.
2.2    No Other Claims or Defaults
Except for the amounts expressly identified in Section 2.1 and the matters set forth on Schedule 2.2, to Saulsbury’s knowledge there are no existing defaults, claims, disputes, Change Order requests, requests for equitable adjustment, notices of default, suspension or termination rights, unpaid amounts, or asserted rights to additional compensation or schedule relief under or relating to the EPC Agreement arising from facts or circumstances occurring prior to the Closing Date; provided that this Section does not apply to, and Saulsbury does not waive, release or limit, (i) amounts accrued or costs incurred but not yet invoiced in accordance with the EPC Agreement, (ii) any claim, cost or entitlement of a Subcontractor, vendor or supplier (including Wärtsilä) not asserted to Saulsbury as of the Closing Date, (iii) any claim arising from any act, omission, direction, delay or non-payment of Owner or any third party for whom Owner is responsible, or (iv) any right arising under the EEQ Agreement as between Saulsbury and Wärtsilä.

Saulsbury may supplement Schedule 2.2 by written notice to Net Power at any time prior to the Closing Date. Any matter arising from facts or circumstances occurring prior to the Closing Date that is neither identified in Section 2.1 nor set forth on Schedule 2.2 as so supplemented may be asserted by Saulsbury only if: (i) Saulsbury did not have actual knowledge of such matter as of the Closing Date; (ii) the claim is otherwise permitted under the EPC Agreement; and (iii) the matter and the amount claimed are supported by documentation reasonably sufficient to substantiate the claim, which Net Power may review on an open-book basis. The confirmations in Sections 2.1, 2.2, 2.6, 2.7 and 2.9 are made as of the date of this Consent and shall be deemed remade as of the Closing Date. Saulsbury further confirms that (a) the EPC Agreement is in full force and effect and has not been amended, modified or supplemented except as identified in the recitals to this Consent; and (b) Saulsbury has not received notice of, and has no knowledge of, any lien, security interest, consent right or other third-party collateral right, including in favor of any lender or under any Texas Energy Fund arrangement, affecting the EPC Agreement or the EEQ Agreement.
2.3    Assignment; Relocation; Schedule
Saulsbury consents to the relocation of the Project to the Replacement Site and confirms that it is ready, willing and able to perform the EPC Agreement at the Replacement Site. Assuming satisfaction of the Assumptions set forth on Exhibit A (including delivery by Net Power of the Full Notice to Proceed and the applicable Mobilization Payment no later than October 15, 2026), Saulsbury confirms that, based on the information presently available to it and its current assessment of the Project schedule, it has a reasonable basis to believe that Substantial Completion by March 31, 2028 is achievable under the terms and conditions of the EPC Agreement as in effect on the date of this Consent, and Saulsbury is prepared to proceed with the Work on that basis. Saulsbury further confirms, on the same basis and subject to the same Assumptions, that first power from the initial five (5) generating units by the fourth quarter of 2027 is achievable under the terms and conditions of the EPC Agreement, provided that the delivery of the exhaust gas silencers and the control system components comprising Shipment 5 under the Wärtsilä delivery schedule is advanced from the dates presently indicated in that schedule. This confirmation is not a guarantee of the first power date, which shall be addressed in the Change Order contemplated by Section 2.4. The parties acknowledge that deliveries of equipment other than the Wärtsilä scope may also affect the generation dates referred to in this Section 2.3, that such impacts will be defined once Saulsbury is authorized to resume design and execution planning for the Replacement Site and the revised electrical configuration, and that any resulting cost and schedule impacts will be addressed in accordance with Section 2.4. Saulsbury and Net Power shall each use commercially reasonable efforts, and shall cooperate with Wärtsilä, to advance those deliveries, including by prioritizing within Shipment 5 the items required for the initial five generating units and by procuring expedited freight where practicable, and shall address the same in the Change Order contemplated by Section 2.4. Any amendment to the EPC Agreement, Change Order or additional requirement agreed after the date of this Consent, including any matter raised in Owner's alignment list, shall entitle Saulsbury to a corresponding adjustment to the Project Schedule and the Compensation, and no confirmation in this Section applies to performance on any amended basis.
2.4    Post-Closing Change Order
Promptly following the Closing Date, Saulsbury and Net Power shall work in good faith to finalize and execute a Change Order reflecting the substitution of Net Power as Owner, relocation of the Project, resumption and sequencing of the Work, the revised Project Schedule and such other conforming matters as the parties reasonably agree. The parties shall negotiate the Change Order with the objective that it provide for (a) achievement of Substantial Completion no later than March 31, 2028, subject only to the Assumptions set forth on Exhibit A, (b) Compensation within the cap set forth in Section 2.5, determined by category on an open-book basis, and (c) preservation of the delay liquidated damages, performance guarantees and warranty protections under the EPC Agreement without dilution. Pending execution of the Change Order, the Work shall continue and shall not be stalled, suspended or delayed by reason of its non-execution, and any compensation or schedule adjustment required in the interim shall be determined in accordance with the change order provisions of the EPC Agreement. Neither party shall be deemed to have agreed to any term of the Change Order by reason of this Section 2.4. If the Change Order has not been executed within thirty (30) days after the Closing Date, Owner may, by written notice to Contractor delivered within ten (10) days after the expiry of that period, elect either (a) to continue the Work on the basis described in this Section 2.4 pending execution of the Change Order, or (b) to exit the EPC Agreement, provided that Owner may not elect clause (b) where the failure to execute the Change Order results from Owner's failure to negotiate in good faith or from Owner's refusal to execute a Change Order that satisfies clauses (a) through (c) above, in which case Owner may either decline to issue the Full Notice to Proceed and the Mobilization Payment, whereupon Sections 16.6.B and 16.7.C of the EPC Agreement apply, or terminate the EPC Agreement for convenience under Section 10.2 of the EPC Agreement. In either case Contractor’s sole and exclusive entitlement is the amount determined under Section 2.10; provided that any dispute as to whether Owner has negotiated in good faith shall be resolved under Article 14 of the EPC Agreement and shall not delay payment of, or the assignment conditioned upon, the amount determined under Section 2.10. Absent such notice, clause (a) shall apply, and Owner’s election is without prejudice to any other right or remedy of Owner. Owner has no obligation to deliver the Full Notice to Proceed or the Mobilization Payment before the expiry of the election period described in this Section 2.4, the election period shall in all events expire not later than five (5) Business Days before the deadline set forth in Section 2.8, and that deadline shall not be extended absent written agreement signed by both Saulsbury and Net Power. The preservation and storage charge under Section 2.1 continues to accrue and be payable throughout the election period. If the election period would otherwise expire later than five (5) Business Days before the deadline set forth in Section 2.8, that deadline is extended, by no more than fifteen (15) days in the aggregate, so that the election period expires five (5) Business Days before it. Execution of such Change Order shall not be a condition to the effectiveness of the Assignment or this Consent.
2.5    Compensation Cap
The aggregate increase in Compensation arising out of or relating to the Assignment, relocation of the Project, resumption of the Work, the revised Project Schedule, any increase attributable to amounts payable by Saulsbury under the EEQ Agreement in connection with such matters, and the matters contemplated by the Change Order described in Section 2.4 shall not exceed $37,575,000.00 in the aggregate. This cap shall not apply to, and the following are excluded from the calculation of the aggregate increase: (a) a separate Change requested by Net Power after the Closing Date that is unrelated to the foregoing matters; (b) differing or unknown site conditions at the Replacement Site, to the extent outside the Assumptions set forth on Exhibit A; (c) delay or disruption caused by Owner’s breach of an obligation of Owner under the EPC Agreement or by any third party for whom Owner is responsible pursuant to the terms of the EPC Agreement; (d) a change in applicable law after the date of this Consent; (f) a change in the scope, configuration or design basis of the Work directed or requested by Owner by Change Order issued pursuant to the EPC Agreement, including any change in interconnection or interface requirements; (g) delays in obtaining Owner Permits under the EPC Agreement; and (h) any cost arising from any amendment to the EPC Agreement, or from any additional security, guarantee, bond, retainage, warranty or performance requirement, agreed after the date of this Consent, including any matter raised in Owner's alignment list, in each case only to the extent of the amount agreed by the parties in the relevant amendment or Change Order, provided that each exclusion applies only where Contractor has given notice within the period, and otherwise complied with the requirements, applicable to a Change Order request under the EPC Agreement.
The cap set forth in this Section is a ceiling on the aggregate increase in Compensation and is not an agreed, approved or payable amount. No part of it is payable except as established in an executed Change Order, supported by documentation reasonably sufficient to substantiate each amount and presented by category, which Owner may review on an open-book basis.
2.6    Price Escalation
Saulsbury confirms that, as of the Closing Date, no claim, demand or reservation of rights has accrued or been asserted under Attachment A, Schedule A-4, Section 6.0, Special Condition 4 of the EPC Agreement (price escalation for labor rates and material prices), other than as set forth on Schedule 2.2.
2.7    Title; Risk of Loss; Security Interest
Saulsbury confirms that the EPC Agreement (including Section 3.26 therein) shall apply for the benefit of Net Power from and after the Closing Date, including that: (a) title to Work other than EEQ Supplied Equipment shall pass to Net Power as provided in the EPC Agreement; (b) title to EEQ Supplied Equipment shall pass to Net Power upon the later of delivery to the Facility and payment of the corresponding milestone payment, as provided in the EPC Agreement; and (c) Saulsbury shall retain risk of loss as provided in the EPC Agreement.
To secure amounts funded by Net Power for Equipment before title to such Equipment passes to Net Power, Saulsbury hereby grants Net Power a first-priority security interest in Saulsbury’s right, title and interest in such Equipment, Saulsbury’s rights under the EEQ Agreement in respect of such Equipment, and the identifiable proceeds thereof. The security interest granted under this Section 2.7 is limited to Equipment funded by Net Power and the identifiable proceeds thereof, and does not extend to Saulsbury’s accounts, accounts receivable, inventory, equipment other than such Equipment, general intangibles or any other asset of Saulsbury, whether or not relating to the Project. The grant does not extend to, and Net Power shall not assert any interest in, Saulsbury's rights under any contract other than Saulsbury's rights under the EEQ Agreement in respect of Equipment upon receipt of payment from Net Power, and no financing statement shall describe any other contract rights as collateral. Saulsbury authorizes Net Power to file customary UCC financing statements and shall execute such further instruments as are reasonably necessary to evidence and perfect such security interest. Saulsbury represents that it has the right to grant the foregoing security interest, as and when its rights in the applicable Equipment arise, and that title to such Equipment will pass to Net Power free and clear of liens created by or through Saulsbury, other than statutory liens of Subcontractors, Sub-subcontractors, and vendors arising in the ordinary course which Saulsbury discharges, bonds over or causes to be released in accordance with the EPC Agreement. The parties shall conform the grant under this Section 2.7 as reasonably necessary to avoid a conflict with Saulsbury’s existing credit facility and to preserve the eligibility of Saulsbury’s Project receivables for inclusion in its borrowing base, including by means of a subordination, intercreditor or lien waiver arrangement with Saulsbury’s lender or by substituting an alternative form of protection reasonably acceptable to Net Power, which may include a payment or performance bond or an escrow or controlled disbursement arrangement for milestone payments. Any such conforming arrangement or substitution is subject to Owner’s prior written approval and shall not reduce the protection afforded to Owner by this Section 2.7 or by Section 2.11.

2.8    Extension of Full Notice to Proceed Deadline
Saulsbury hereby agrees that the deadline for Owner to deliver the Full Notice to Proceed and the Mobilization Payment under the EPC Agreement is extended from August 31, 2026 to October 15, 2026, and all references in the EPC Agreement to August 31, 2026 in connection with such deadline shall be deemed amended accordingly. This Section 2.8 is effective upon execution and delivery of this Consent by Saulsbury and EMPower, whether or not the Closing occurs, and EMPower, as the current Owner under the EPC Agreement, is a party to and agrees to this Section 2.8. For the avoidance of doubt, the date referred to in Sections 16.6.B and 16.7.C of the EPC Agreement is the deadline as extended by this Section 2.8, and each reference in Sections 16.6.A, 16.6.B and 16.7.C to March 6, 2026 is deemed amended accordingly. Sections 16.6.B and 16.7.C inure to the benefit of Net Power as Owner from and after the Closing Date, and the assignment contemplated by Section 16.6.B shall be effected in accordance with Section 2.11 and shall be conditioned upon payment in full of the amount determined under Section 2.10 and upon Wärtsilä's consent where required under the EEQ Agreement. Neither the non-issuance of the Full Notice to Proceed by that deadline nor any termination resulting from it constitutes a Default or breach by Owner under the EPC Agreement and no right or remedy of Saulsbury arising from it is waived. If the Closing does not occur, (a) nothing in this Consent limits, waives, defers or otherwise affects any right or remedy of Saulsbury under the EPC Agreement against EMPower as Owner, including any right to suspension, standby, storage, preservation or remobilization charges accruing at any time, and (b) Section 2.1 shall not apply.
2.9    Force Majeure Notices
Saulsbury confirms that the Notice of Potential Force Majeure Event dated March 20, 2026 issued by Saulsbury to EMPower (the “Saulsbury FM Notice”) is in effect as of the Closing Date and no other notice of force majeure, potential force majeure or reservation of rights is outstanding under the EPC Agreement. For the avoidance of doubt, Saulsbury has not asserted any claim for additional compensation, extension of time or other contractual relief in respect of the events described in the Saulsbury FM Notice, and shall notify Net Power promptly if it determines to do so.
2.10    Cap on Cancellation Expenses
This Section applies only if the Closing occurs, and only to (i) an exit effected by Owner under Section 2.4(b), (ii) any failure by Owner to deliver the Full Notice to Proceed and the Mobilization Payment by the deadline set forth in Section 2.8, and (iii) any assignment, transfer or conveyance under Section 2.11 or Section 16.6.B of the EPC Agreement. It does not apply to any termination arising from Owner's Default, nor to any entitlement of Saulsbury against EMPower. Contractor’s aggregate entitlement under Section 10.2B of the EPC Agreement, comprising Compensation owed and Cancellation Expenses together with reimbursement of fees, costs and expenses relating to the Performance & Payment Bond and the balance of the Security Package, shall not exceed (a) $3,500,000.00 where the exit arises from the non-issuance of the Full Notice to Proceed under Sections 16.6.B and 16.7.C of the EPC Agreement, or (b) $18,500,000.00 where Owner terminates for convenience under Section 10.2 on or after delivery of the Full Notice to Proceed and on or before the date that is ninety (90) days after the Closing Date. Of the amounts in clause (a), the reimbursable amount in respect of the Performance & Payment Bond and the balance of the Security Package is [***] of the aggregate value of both the EPC Agreement and the EEQ Agreement, and Contractor confirms that Owner requested or consented in writing to Contractor obtaining the same before the applicable deadline. Each cap is net of any refund, credit, resale proceeds or salvage value actually received by Contractor, and Contractor shall use commercially reasonable efforts to mitigate the amounts payable, including by cancelling, suspending, reassigning or reselling committed equipment and Subcontracts. Contractor's mitigation obligation does not require it to incur unreimbursed cost, to accept a resale price below book value, or to take any step that would breach the EEQ Agreement or any Subcontract. Notwithstanding the netting and mitigation provisions of this Section, the amount payable under clause (a) shall not be less than $3,500,000.00. The applicable amount is Contractor’s sole and exclusive entitlement, and payment of it is in full and final satisfaction of all claims of Contractor arising out of the exit, howsoever effected. Amounts in dispute shall not delay or condition the assignment contemplated by Section 2.11, and Owner may pay any disputed amount into escrow pending resolution under Article 14 of the EPC Agreement, whereupon the condition to assignment is satisfied.
2.11    EEQ Agreement Assignment; Section 16.6.B Confirmations
Contractor confirms that the assignment, transfer and conveyance of the EEQ Agreement contemplated by Section 16.6.B and Section 16.7.C(2) of the EPC Agreement, and Owner’s option to take assignment of Subcontracts under Section 10.2A, extend to Net Power as Owner and shall be effected only upon, and subject to, (i) Wärtsilä's prior written approval under Section 21.3 of the EEQ Agreement and its written confirmation that the assignment does not constitute an Event of Buyer Default under Section 12.3.1 thereof, and (ii) satisfaction of the condition in Section 21.3.2 of the EEQ Agreement that all amounts payable by Contractor to Wärtsilä have been paid. Contractor's obligation is to use commercially reasonable efforts to obtain that approval, and Contractor shall have no liability for failure to obtain it. Contractor shall commence and diligently pursue that approval promptly following the date of this Consent, and shall keep Owner informed of its progress. Following satisfaction of those conditions, the assignment shall be effected within ten (10) Business Days of Owner's written direction. If Wärtsilä has not given its approval, Contractor shall nonetheless assign, transfer and convey to Owner such of its rights, title and interest in and to the EEQ Supplied Equipment and the milestone payments funded by Owner as it is able to assign without that approval, and shall hold the balance of its rights under the EEQ Agreement in respect of that Equipment for Owner's benefit and exercise them at Owner's written direction and cost. The condition in Section 10.2A of the EPC Agreement requiring the cure of Owner defaults before any assignment under Section 10.2 or Section 16.6 is satisfied only upon payment in full of the amount determined under Section 2.10, and shall not apply to amounts disputed in good faith and paid into escrow. Upon such assignment Contractor shall execute and deliver such novation agreements, assignments, bills of sale, releases and further instruments as are reasonably necessary to vest in Owner or its designee title to the EEQ Supplied Equipment free and clear of liens created by or through Contractor, together with all rights, benefits, warranties, guarantees and remedies of Contractor under the EEQ Agreement in respect of that equipment. The amount determined under Section 2.10 shall be reduced by the amount of any deposit or milestone payment funded by Owner and passing to Owner or its designee, so that Owner does not pay twice for the same value; provided that no reduction under this Section, and no credit under Section 2.1, shall reduce the amount payable below the amount referred to in Section 2.10(a). Owner shall indemnify Contractor against obligations under the EEQ Agreement arising from and after the assignment takes effect, and shall in addition indemnify, defend and hold harmless Contractor against any claim, loss, charge, cost, damage or liability asserted by Wärtsilä arising out of or relating to the assignment, the direction to effect it, or any allegation that it constitutes a breach or Event of Buyer Default under the EEQ Agreement, including any amount payable under Section 12.4 thereof. Owner shall reimburse Contractor's documented costs of effecting the assignment. This Section survives termination of the EPC Agreement.

ARTICLE III
CONFORMING EPC MATTERS
3.1    References to Owner and Site
From and after the Closing Date, references in the EPC Agreement to “Owner” shall mean Net Power, and references to the “Site,” “Project” and “Facility” shall be construed as necessary to give effect to the relocation to the Replacement Site, subject to the Change Order contemplated by Section 2.4.

3.2    Owner Representations and Covenants
The parties acknowledge that Section 5.5 of the EPC Agreement contains provisions specific to EMPower’s organization in Texas and contemplated Texas Energy Fund financing. The Assignment shall not constitute a Default or breach solely because Net Power is organized in Delaware or does not utilize Texas Energy Fund financing. The parties shall reflect appropriate conforming amendments to Section 5.5 in the Change Order contemplated by Section 2.4, without altering Net Power’s obligation to demonstrate, upon reasonable request, its ability to satisfy payment obligations under the EPC Agreement.
ARTICLE IV
MISCELLANEOUS
4.1    Ratification; Conflict
Except as expressly modified by this Consent, the EPC Agreement is ratified and confirmed and remains in full force and effect. In the event of a conflict between this Consent and the EPC Agreement with respect to the Assignment or any matter expressly addressed herein, this Consent shall control.
4.2    Further Assurances
Each party shall execute and deliver such further instruments and take such further actions as may be reasonably necessary to carry out the intent of this Consent and to evidence the Assignment and Net Power’s status as Owner under the EPC Agreement.
4.3    Amendment; Waiver
This Consent may be amended, modified or supplemented only by a written instrument executed by Saulsbury, EMPower and Net Power. No waiver of any provision of this Consent shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced, and no waiver of any breach shall be deemed a waiver of any other or subsequent breach.
4.4    Entire Agreement
This Consent, together with the EPC Agreement and the Assignment Agreement to the extent applicable, constitutes the entire agreement of the parties with respect to the subject matter of this Consent and supersedes all prior or contemporaneous understandings with respect to such subject matter.
4.5    Successors and Assigns
This Consent shall bind and inure to the benefit of the parties and their respective successors and permitted assigns. Net Power may assign its rights under this Consent together with any assignment of the EPC Agreement permitted under Section 1.4 or otherwise permitted under the EPC Agreement, without any further consent of Saulsbury.

4.6    No Third-Party Beneficiaries
Except for the parties, their respective successors and permitted assigns, and any assignee or financing party described in Section 1.4, no Person shall be an intended third-party beneficiary of this Consent.
4.7    Severability
If any provision of this Consent is determined to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith to replace the affected provision with a valid provision that most closely reflects the parties’ original intent.
4.8    Governing Law; Dispute Resolution
THIS CONSENT AND ANY CLAIM OR DISPUTE ARISING OUT OF OR RELATING TO THIS CONSENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS-OF-LAW PRINCIPLES. Any dispute arising out of or relating to this Consent shall be resolved in accordance with the dispute resolution provisions of the EPC Agreement as though this Consent were part of the EPC Agreement.
4.9    Counterparts; Electronic Signatures
This Consent may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by PDF, electronic-signature platform or other electronic means shall be effective as originals.
4.10    Headings; Construction
Headings are for convenience only and shall not affect interpretation. The parties acknowledge that this Consent has been negotiated by sophisticated parties with the benefit of counsel, and no rule of construction shall apply against any party by reason of authorship or preparation of this Consent.
4.11    Termination
If the Closing has not occurred on or before August 31, 2026, this Consent (other than Sections 2.8 and 4.12) shall automatically terminate and be of no further force or effect.
4.12    Confidentiality
Saulsbury shall, and shall cause its affiliates and representatives to, keep confidential the existence and terms of this Consent, the Assignment and the transactions contemplated thereby, and shall not disclose the same to any person (other than to its representatives on a need-to-know basis or as required by applicable law or stock exchange rule) until Net Power or its parent publicly announces such transactions or consents in writing to such disclosure. Saulsbury acknowledges that such information may constitute material nonpublic information of Net Power’s publicly traded parent.
4.13    Independent Agreement
This Consent is a separate, freestanding and independent agreement among Saulsbury, EMPower and Net Power, supported by separate and sufficient consideration, the receipt and adequacy of which each party acknowledges. Each party's rights and obligations under this Consent are directly and independently enforceable by them and against each other party in accordance with the terms of this Consent.
[Signatures of parties on next page]

IN WITNESS WHEREOF, the parties have caused this Consent to be executed by their duly authorized representatives as of the date first written above.
SAULSBURY INDUSTRIES, INC.
By: /s/ Jimmy Matthews
Name: Jimmy Matthews
Title: Chief Operating Officer
Date: August 28, 2026

EMPOWER USA, LLC
Acknowledged and Agreed
By: /s/ Daniel Gutiérrez Méndez
Name: Daniel Gutiérrez Méndez
Title: Manager
Date: August 28, 2026

By: /s/ Juan Bautista Guichard Cortina
Name: Juan Bautista Guichard Cortina
Title: Manager
Date: August 28, 2026

NET POWER, LLC
Acknowledged and Agreed
By: /s/ Danny Rice
Name: Danny Rice
Title: Chief Executive Officer
Date: 31-Aug-2026

EXHIBIT A
ASSUMPTIONS
The confirmations in Sections 2.3 and 2.4 of the Consent are subject to the following assumptions (the “Assumptions”):
1. Net Power delivers the Full Notice to Proceed and the applicable Mobilization Payment no later than October 15, 2026.
2. The air permit for the Replacement Site is issued no later than the date set forth in the Project Schedule agreed in the Change Order contemplated by Section 2.4.
3. Net Power provides access to the Replacement Site by the date set forth in the Project Schedule agreed in the Change Order contemplated by Section 2.4, and geotechnical conditions at the Replacement Site do not materially differ from those assumed in the parties’ current basis of design. 4. Natural gas, water and electrical interconnection arrangements sufficient for construction and commissioning are in place by the date set forth in the Project Schedule agreed in the Change Order contemplated by Section 2.4.
5. No change in applicable law after the date of the Consent materially and adversely affects the performance of the Work.
6. Owner provides the engineering information, design data, approvals and decisions required of Owner within the periods set forth in the Project Schedule or, where no period is stated, within ten (10) Business Days of Saulsbury’s written request.
7. Survey and geotechnical information for the Replacement Site is complete and accurate in all material respects.
8. All permits and approvals required for performance of the Work at the Replacement Site, other than those Saulsbury is expressly required to obtain under the EPC Agreement, are issued by the dates set forth in this Exhibit A, or by the date set forth in the Project Schedule agreed in the Change Order contemplated by Section 2.4.
9. Construction utilities, laydown areas, rail access and site logistics arrangements are available as contemplated by the parties’ current basis of design.
10. Wärtsilä manufactures and delivers the EEQ Supplied Equipment in accordance with the delivery schedule under the EEQ Agreement.
11. The scope, configuration and design basis of the Work remain unchanged from the parties’ current basis of design, except as provided in the Change Order contemplated by Section 2.4. 12. Owner makes payments when due under the EPC Agreement.
13. No material deterioration of the stored Equipment occurs during the period of suspension, other than deterioration resulting from Saulsbury’s failure to preserve and store the Equipment as required.
14. Labor availability and productivity, procurement lead times, logistics and weather conditions are consistent with those assumed in the parties’ current basis of design.
15. Owner, and any third party for whom Owner is responsible, performs the interface obligations allocated to it in the parties’ current basis of design.

[Schedule 2.2 (Disclosed Matters) has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.]